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                               November 21, 1997


Evergreen Resources, Inc.
1000 Writer Square
1512 Larimer Street
Denver, Colorado 80202

     Re: Registration Statement on Form S-3 with respect to 3,162,500 shares of Evergreen Resources, Inc. Common Stock

Gentlemen/Ladies:

     The opinions set forth herein are rendered with respect to the 3,162,500 shares of Common Stock, stated value $0.01 per share, (the "Shares") of Evergreen Resources, Inc., a Colorado corporation (the "Company"), which may be issued by the Company or sold by certain selling shareholders in connection with an underwritten public offering (the "Offering") registered with the Securities and Exchange Commission (the "Commission") by the Company's Registration Statement on Form S-3, as amended, (the "Registration
Statement") filed on November 21, 1997, pursuant to the Securities Act of 1933, as amended (the "Securities Act").

     We have examined the Company's Articles of Incorporation, as amended, and the Company's Bylaws, as amended, and reviewed the records of the Company's corporate proceedings. We have made such investigation of law as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have relied upon information provided to us by the Company and have made no further investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies and the accuracy and completeness of the information contained therein.

     Based on and subject to the foregoing and subject to the comments, limitations and


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qualifications set forth below, we are of the opinion that the Shares will, when sold pursuant to the terms of an underwriting or purchase agreement to be entered into in connection with the Offering, be legally and validly issued and fully paid and non-assessable.

     This opinion is subject to the condition that, prior to the issuance of the Shares in the Offering, the Company's Board of Directors may be required to make a further authorization of the price at which the Shares will be sold, if such Shares are proposed to be sold at a price lower than the price that has currently been approved by the Company's Board of Directors.

     The foregoing opinion is limited to matters governed by the laws of the State of Colorado in force on the date of this letter. We express no opinion with regard to any matter which may be (or purports to be) governed by the laws of any other state or jurisdiction. In addition, we express no opinion with respect to any matter arising under or governed by any state securities laws, or any law respecting disclosure.

     This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Yours truly,

                                       Wyche, Burgess, Freeman & Parham, P.A.



                                       By: /s/ William P. Crawford, Jr.
                                          ___________________________________
                                          William P. Crawford, Jr.


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